Press Release
Exhibit 99.1
Company Contact:
Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7506
Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS

    RED BANK, NEW JERSEY, April 28, 2022 - OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $24.8 million, or $0.42 per diluted share, for the quarter ended March 31, 2022, as compared to $31.7 million, or $0.53 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,
Performance Ratios (Annualized):	March 31,	December 31,	March 31,
	2022	2021	2021
Return on average assets	0.84%	0.72%	1.12%
Return on average stockholders’ equity	6.57	5.65	8.59
Return on average tangible stockholders’ equity (a)	9.94	8.59	13.22
Efficiency ratio	61.77	72.04	54.73
Net interest margin	3.18	2.99	2.93
(a) Return on average tangible stockholders’ equity, a non-GAAP (“generally accepted accounting principles”) financial measure, excludes the impact of intangible assets and goodwill from both assets and stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Core earnings1 for the quarter ended March 31, 2022 amounted to $28.8 million, or $0.49 per diluted share. Non-core operations had an adverse impact of $4.0 million, net of tax, for the quarter ended March 31, 2022. Core earnings before income taxes and credit loss provision (“PTPP”) was $39.7 million, or $0.67 per diluted share for the quarter ended March 31, 2022.

	For the Three Months Ended,
	March 31,	December 31,	March 31,
Core Ratios[1] (Annualized):	2022	2021	2021
Return on average assets	0.98%	0.95%	0.94%
Return on average tangible stockholders’ equity	11.55	11.30	11.04
Efficiency ratio	57.51	62.57	58.37
Core diluted earnings per share	$0.49	$0.48	$0.44
Core PTPP diluted earnings per share	0.67	0.56	0.58

Key developments for the recent quarter are described below:
•Loan and Deposit Growth: Loan growth for the quarter was $486.1 million, reflecting record loan originations of $1.02 billion and the purchase of residential loan pools of $161.7 million. The committed loan pipeline remains strong at $515.4 million. In addition, deposits increased $323.4 million during the first quarter, while cost of deposits decreased four basis points to 0.16%, from 0.20%, in the prior linked quarter. The loans-to-deposits ratio increased to 90.60%, from 88.60%, in the prior linked quarter.
•Strengthening Net Interest Income and Margin: Net interest income increased by $3.6 million to $84.2 million, from $80.6 million, in the prior linked quarter. Net interest margin increased to 3.18%, as compared to 2.99% in the prior linked quarter, largely driven by the deployment of excess liquidity to fund interest earning assets.
1 Core earnings and core earnings before income taxes and credit loss provision (“PTPP”), and ratios derived from them, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net branch consolidation expenses, net loss (gain) on equity investments, and the income tax effect of these items, (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and credit loss provision (benefit). Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding our non-GAAP financial measures.

•Expense Management: Total operating expenses decreased to $57.5 million, from $64.8 million in the prior linked quarter, and operating expenses excluding non-core operations decreased to $55.1 million from $57.1 million, for the same periods, reflecting improving trends in the Bank’s cost reduction initiatives. These efforts improved the efficiency ratio to 61.77%, from 72.04%, in the prior linked quarter, and core efficiency ratio improved to 57.51%, from 62.57%, in the prior linked quarter.
•Branch Consolidations: The Company completed its consolidation of 10 branches during the first quarter for a total of 77 branches consolidated since 2013. Average deposits per branch totaled $264.6 million as of March 31, 2022.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased to report strong first quarter results, including record loan originations of over $1 billion, a material expansion in net interest margin, and decreased operating expenses. The exceptional loan growth, along with increased deposits, resulted in an increased loan to deposit ratio of 90.60%. Although deposits grew, our cost of deposits decreased to 16 basis points reflecting our continued commitment to building a high quality funding base.” Mr. Maher added, “As interest rates have begun to increase, our discipline regarding rate positions has protected our shareholders’ tangible book value position and set the stage for continued earnings growth.”
The Company’s Board of Directors declared its 101st consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.17 per share will be paid on May 20, 2022 to common stockholders of record on May 9, 2022. The Board previously declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on May 16, 2022 to preferred stockholders of record on April 29, 2022.
The Company completed its acquisition of a majority interest in Trident Abstract Title Agency, LLC on April 1, 2022.

Results of Operations
Net income for the quarter ended March 31, 2022 was adversely impacted by non-core operations of $4.0 million, net of tax, while net income for the quarter ended March 31, 2021 was favorably impacted by non-core operations of $5.2 million, net of tax. Core earnings for the quarter ended March 31, 2022 was $28.8 million, or $0.49 per diluted share, an increase from core earnings of $26.5 million, or $0.44 per diluted share, for the corresponding prior year period. Core earnings for the quarter ended March 31, 2022 increased from $28.5 million, or $0.48 per diluted share, for the prior linked quarter, which was adversely impacted by non-core operations of $6.8 million, net of tax.
Net Interest Income and Margin
Net interest income for the quarter ended March 31, 2022 increased to $84.2 million, as compared to $73.6 million for the corresponding prior year period, reflecting an increase in net interest margin. Average interest-earning assets increased by $551.7 million for the quarter ended March 31, 2022, as compared to the same prior year period, primarily due to loan and securities growth, which was primarily funded by the redeployment of excess cash. Average loans receivable, net of allowance for loan credit losses, increased by $1.07 billion for the quarter ended March 31, 2022, as compared to the same prior year period.
Net interest margin for the quarter ended March 31, 2022 increased to 3.18% from 2.93% for the same prior year period. Excluding the impact of purchase accounting accretion and prepayment fees of 0.12% and 0.18% for the quarters ended March 31, 2022 and 2021, respectively, net interest margin increased to 3.06% from 2.75%. Net interest margin expansion was primarily attributable to the decrease in excess balance sheet liquidity used to fund loan and securities growth. In addition, for the quarter ended March 31, 2022, the cost of average interest-bearing liabilities decreased to 0.35% from 0.60% for the corresponding prior year period, as a result of the downward repricing of deposits. The total cost of deposits (including non-interest bearing deposits) was 0.16% for the quarter ended March 31, 2022, as compared to 0.37% for the same prior year period.
Net interest income for the quarter ended March 31, 2022 increased by $3.6 million, as compared to the prior linked quarter, and net interest margin increased to 3.18%, as compared to 2.99% for the prior linked quarter. Excluding the impact of purchase accounting accretion and prepayment fees of 0.12% and 0.18% for the quarter ended March 31, 2022 and December 31, 2021, respectively, net interest margin increased to 3.06% from 2.81%. The net interest margin expansion was primarily attributable to the decrease in excess balance sheet liquidity used to fund loan and securities growth. The yield on average interest-earning assets increased to 3.43% from 3.28% in the prior linked quarter. The total cost of average interest-bearing liabilities was 0.35% for the quarter ended March 31, 2022, as compared to 0.40% in the prior linked quarter, partly due to a decrease in higher-costing time deposits.
Provision/Benefit for Credit Losses
    For the quarter ended March 31, 2022, the credit loss expense was $1.9 million, as compared to a credit loss benefit of $620,000 for the corresponding prior year period and a credit loss benefit of $1.6 million in the prior linked quarter. The credit loss expense for the quarter ended March 31, 2022 was influenced by slowing prepayment rate assumptions primarily impacting the residential real estate portfolio, strong loan portfolio growth, and macro-economic forecast uncertainty related to the Russia-Ukraine war, partly offset by positive trends in the Bank’s criticized and classified assets and favorable employment outlook.
Net loan recoveries were $92,000 for the quarter ended March 31, 2022, as compared to $280,000 for the corresponding prior year period and $19,000 in the prior linked quarter. Refer to “Asset Quality” section for further discussion.

Non-interest Income
    For the quarter ended March 31, 2022, other income decreased to $8.9 million, as compared to $20.8 million for the corresponding prior year period. Other income for the quarters ended March 31, 2022 and 2021 included net losses of $2.8 million and net gains of $8.3 million, respectively, related to the net loss/gain on equity investments, which are considered non-core operations.
Excluding non-core operations, the decrease in other income of $910,000 for the quarter ended March 31, 2022, as compared to the corresponding prior year period, was primarily due to decreases in net gain on sales of loans of $1.7 million and Paycheck Protection Program (“PPP”) loan origination referral fees of $662,000 in the prior year, partly offset by an increase in commercial loan swap income of $1.7 million.
Excluding non-core operations of $1.3 million in the prior linked quarter, other income for the quarter ended March 31, 2022 increased $976,000, primarily due to an increase in commercial loan swap income of $1.5 million.
Non-interest Expense
    Operating expenses increased to $57.5 million for the quarter ended March 31, 2022, as compared to $51.7 million in the same prior year period. Operating expenses for the quarters ended March 31, 2022 and 2021 included $2.4 million and $1.4 million, respectively, of net expenses related to non-core operations.
Excluding non-core operations, the $4.8 million increase in operating expenses for the quarter ended March 31, 2022, as compared to the corresponding prior year period, was primarily due to increases in compensation and benefits expense of $2.3 million, relating to the commercial banking strategy and the commercial banking hires in expansion markets of Boston and Baltimore as well as additional hires in New Jersey, New York and Philadelphia, data processing expense of $1.7 million, as a result of the migration to a new core banking system, and occupancy expense of $683,000.
    Excluding non-core operations of $7.7 million in the prior linked quarter, operating expenses for the quarter ended March 31, 2022, decreased $2.0 million, primarily due to a decrease in data processing expense of $2.0 million.
Income Tax Expense
The provision for income taxes was $8.0 million for the quarter ended March 31, 2022, as compared to $10.7 million for the same prior year period, and $4.1 million for the prior linked quarter. The effective tax rate was 23.6% for the quarter ended March 31, 2022, as compared to 24.6% for the same prior year period and 15.3% for the prior linked quarter. The lower effective tax rate in the prior linked quarter was primarily due to the allocation of more taxable income to jurisdictions other than New Jersey with lower income tax rates and other tax optimization efforts.
Financial Condition
    Total assets increased by $425.3 million to $12.16 billion at March 31, 2022, from $11.74 billion at December 31, 2021. Total loans, excluding PPP loans of $15.0 million and $22.9 million at March 31, 2022 and December 31, 2021, respectively, increased by $494.0 million, to $9.09 billion at March 31, 2022, from $8.60 billion at December 31, 2021, primarily due to loan originations and purchases of $161.7 million of residential real estate loan pools. Total debt securities decreased by $61.5 million at March 31, 2022, as compared to December 31, 2021.
    Deposits increased by $323.4 million to $10.06 billion at March 31, 2022, from $9.73 billion at December 31, 2021. Total deposits excluding time deposits increased by $211.1 million to $9.17 billion at March 31, 2022, from $8.96 billion at December 31, 2021, due to organic growth in all deposit categories. Time deposits increased to $887.3 million at March 31, 2022, from $775.0 million at December 31, 2021 primarily due to an increase in brokered time deposits, which were less costly than comparable term Federal Home Loan Bank (“FHLB”) advances. The loans-to-deposit ratio at March 31, 2022 was 90.6%, as compared to 88.6% at December 31, 2021. FHLB advances increased to $75.0 million at March 31, 2022 from $0 at December 31, 2021 to fund loan growth. Other borrowings decreased by $34.7 million to $194.4 million at March 31, 2022, from $229.1 million at December 31, 2021, primarily due to the extinguishment of $35.0 million of subordinated debt.
    Stockholders’ equity was $1.52 billion at March 31, 2022 and December 31, 2021. Accumulated other comprehensive loss increased by $12.3 million to $15.2 million at March 31, 2022 from $2.8 million at December 31, 2021, primarily due to unrealized losses on debt securities available-for-sale which were impacted by higher interest rates. For the quarter ended March 31, 2022, the Company repurchased 100,444 shares under its stock repurchase programs at a weighted average cost of $21.35 and there were 3,207,217 shares available for repurchase at March 31, 2022 under the existing repurchase programs. Stockholders’ equity per common share decreased to $25.58 at March 31, 2022, as compared to $25.63 at December 31, 2021. Tangible common equity per common share increased to $15.94 at March 31, 2022, as compared to $15.93 at December 31, 2021.

Asset Quality
    The Company’s non-performing loans increased to $26.9 million at March 31, 2022, as compared to $25.5 million at December 31, 2021. The Company’s non-performing loans, excluding $3.7 million and $6.5 million of non-performing purchased with credit deterioration (“PCD”) loans from prior bank acquisitions at March 31, 2022 and December 31, 2021, increased to $23.2 million at March 31, 2022, as compared to $18.9 million at December 31, 2021, primarily due to one commercial relationship of $3.2 million, which moved to non-performing loans. The allowance for loan credit losses as a percentage of total non-performing loans was 187.9% at March 31, 2022, as compared to 191.6% at December 31, 2021. The allowance for loan credit losses as a percentage of total non-performing loans, excluding PCD loans, was 218.3% at March 31, 2022, as compared to 257.8% at December 31, 2021. The level of 30 to 89 days delinquent loans expanded to $18.7 million at March 31, 2022, from $14.5 million at December 31, 2021. The level of 30 to 89 days delinquent loans, excluding non-performing and PCD loans, expanded to $15.9 million at March 31, 2022, from $13.5 million at December 31, 2021.

The Company’s allowance for loan credit losses was 0.56% of total loans at March 31, 2022, as compared to 0.57% at December 31, 2021. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $67.5 million, or 0.74% of total loans, at March 31, 2022.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations, and in some instances excluding income taxes and credit loss provision, and reporting equity and asset amounts excluding intangible assets and goodwill, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Annual Meeting
The Annual Meeting of Stockholders will be held on Wednesday, May 25, 2022 at 9:00 a.m. Eastern Time, as previously announced. The meeting will be held in a virtual format only. Stockholders of record are invited to participate in the live webcast of the meeting, which will offer the same rights and opportunities to participate as at an in-person meeting, using online tools to ensure access and participation. The record date for stockholders to vote at the Annual Meeting was April 6, 2022. Voting before the meeting is encouraged, even for stockholders planning to participate in the live virtual broadcast. Votes may be submitted by telephone or online according to the instructions on the proxy card or by mail. A link to the live webcast, and a replay of the event, is available by visiting

oceanfirst.com - Investor Relations. Access will begin at 8:45 a.m. Eastern Time to allow time for stockholders to log-in with the control number provided on the proxy card prior to the 9:00 a.m. Eastern Time scheduled start. Eligible stockholders may also vote during the live meeting online at www.virtualshareholdermeeting.com/OCFC2022 by entering the 16-digit control number included on the proxy card or notice. Whether or not stockholders plan to attend the virtual Annual Meeting, the Company encourages all eligible stockholders to vote using proxy card materials included in the meeting materials distributed beginning April 26, 2022. As a reminder, participating in the meeting is not required to vote.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, April 29, 2022 at 11:00 a.m. Eastern Time. The direct dial number for the call is (844) 200-6205, using the access code 956037. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (866) 813-9403, access code 401866, from one hour after the end of the call until July 29, 2022. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *
    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $12.2 billion regional bank providing financial services throughout New Jersey and in the major metropolitan markets of Philadelphia, New York, Baltimore, Washington D.C., and Boston. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence.

The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: the impact of the COVID-19 or any other pandemic on our operations and financial results and those of our customers, changes in interest rates, inflation, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	March 31,	December 31,	March 31,
	2022	2021	2021
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$210,919	$204,949	$1,173,665
Debt securities available-for-sale, at estimated fair value	546,470	568,255	268,511
Debt securities held-to-maturity, net of allowance for securities credit losses of $1,380 at March 31, 2022, $1,467 at December 31, 2021, and $1,717 at March 31, 2021 (estimated fair value of $1,050,892 at March 31, 2022, $1,152,744 at December 31, 2021 and $1,099,745 at March 31, 2021)	1,099,514	1,139,193	1,082,326
Equity investments	93,888	101,155	50,159
Restricted equity investments, at cost	56,704	53,195	52,199
Loans receivable, net of allowance for loan credit losses of $50,598 at March 31, 2022, $48,850 at December 31, 2021 and $59,976 at March 31, 2021	9,065,679	8,583,352	7,820,590
Loans held-for-sale	—	—	43,175
Interest and dividends receivable	33,353	32,606	32,819
Other real estate owned	106	106	106
Premises and equipment, net	126,767	125,828	110,093
Bank owned life insurance	259,121	259,207	264,548
Assets held for sale	5,676	6,229	5,340
Goodwill	500,319	500,319	500,319
Core deposit intangible	17,005	18,215	22,273
Other assets	149,424	147,007	151,349
Total assets	$12,164,945	$11,739,616	$11,577,472
Liabilities and Stockholders’ Equity
Deposits	$10,056,233	$9,732,816	$9,502,812
Federal Home Loan Bank advances	75,002	—	—
Securities sold under agreements to repurchase with retail customers	117,782	118,769	134,465
Other borrowings	194,396	229,141	228,176
Advances by borrowers for taxes and insurance	25,398	20,305	20,980
Other liabilities	176,800	122,032	192,320
Total liabilities	10,645,611	10,223,063	10,078,753
Total stockholders’ equity	1,519,334	1,516,553	1,498,719
Total liabilities and stockholders’ equity	$12,164,945	$11,739,616	$11,577,472

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,
	March 31,	December 31,	March 31,
	2022	2021	2021
	|---------------------- (Unaudited) ----------------------|
Interest income:
Loans	$82,468	$81,392	$77,908
Debt securities	7,504	5,654	5,355
Equity investments and other	1,011	1,411	1,611
Total interest income	90,983	88,457	84,874
Interest expense:
Deposits	4,041	5,010	8,496
Borrowed funds	2,715	2,861	2,774
Total interest expense	6,756	7,871	11,270
Net interest income	84,227	80,586	73,604
Credit loss expense (benefit)	1,851	(1,573)	(620)
Net interest income after credit loss expense (benefit)	82,376	82,159	74,224
Other income:
Bankcard services revenue	2,963	3,308	3,052
Trust and asset management revenue	609	562	599
Fees and service charges	3,060	3,314	3,737
Net gain on sales of loans	177	6	1,916
Net (loss) gain on equity investments	(2,786)	(1,252)	8,287
Net loss from other real estate operations	(2)	(3)	(8)
Income from bank owned life insurance	2,103	2,061	1,415
Commercial loan swap income	2,781	1,323	1,111
Other	(53)	91	726
Total other income	8,852	9,410	20,835
Operating expenses:
Compensation and employee benefits	30,695	31,006	28,366
Occupancy	5,744	5,101	5,061
Equipment	1,370	1,435	1,578
Marketing	616	614	434
Federal deposit insurance and regulatory assessments	1,890	1,733	1,864
Data processing	5,736	7,774	4,031
Check card processing	982	1,170	1,372
Professional fees	3,322	2,726	2,837
Amortization of core deposit intangible	1,210	1,343	1,395
Branch consolidation expense, net	402	7,286	1,011
Merger related expenses	1,965	451	381
Other operating expense	3,563	4,195	3,353
Total operating expenses	57,495	64,834	51,683
Income before provision for income taxes	33,733	26,735	43,376
Provision for income taxes	7,974	4,078	10,679
Net income	25,759	22,657	32,697
Dividends on preferred shares	1,004	1,004	1,004
Net income available to common stockholders	$24,755	$21,653	$31,693
Basic earnings per share	$0.42	$0.37	$0.53
Diluted earnings per share	$0.42	$0.37	$0.53
Average basic shares outstanding	58,739	58,801	59,840
Average diluted shares outstanding	58,943	59,044	60,101

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		March 31,	December 31,	September 30,	June 30,	March 31,
		2022	2021	2021	2021	2021
Commercial:
Commercial real estate - investor		$4,607,880	$4,378,061	$3,922,983	$3,836,230	$3,804,351
Commercial real estate - owner-occupied		1,057,246	1,055,065	1,123,973	1,045,514	1,066,351
Commercial and industrial		502,739	449,224	457,674	474,919	498,245
Total commercial		6,167,865	5,882,350	5,504,630	5,356,663	5,368,947
Consumer:
Residential real estate		2,687,927	2,479,701	2,401,240	2,168,545	2,189,348
Home equity loans and lines and other consumer ("other consumer")		253,184	260,819	275,962	295,582	314,242
Total consumer		2,941,111	2,740,520	2,677,202	2,464,127	2,503,590
Total loans		9,108,976	8,622,870	8,181,832	7,820,790	7,872,537
Deferred origination costs (fees), net		7,301	9,332	8,282	7,437	8,029
Allowance for loan credit losses		(50,598)	(48,850)	(50,153)	(53,876)	(59,976)
Loans receivable, net		$9,065,679	$8,583,352	$8,139,961	$7,774,351	$7,820,590
Mortgage loans serviced for others		$58,089	$60,447	$64,840	$68,778	$74,037
	At March 31, 2022 Average Yield
Loan pipeline (1):
Commercial	4.07%	$385,986	$539,426	$482,942	$463,388	$154,946
Residential real estate	3.45	116,554	123,211	160,070	153,798	178,352
Other consumer	4.48	12,814	8,381	8,420	11,369	11,031
Total	3.94%	$515,354	$671,018	$651,432	$628,555	$344,329

	For the Three Months Ended
	March 31,			December 31,		September 30,		June 30,		March 31,
	2022			2021		2021		2021		2021
	Average Yield
Loan originations:
Commercial	3.66%	$816,517		$780,464		$585,667		$259,163	(2)	$547,591	(2)
Residential real estate	3.08	192,721	(3)	195,942	(3)	174,365	(3)	173,354		189,942
Other consumer	4.35	12,718		12,552		11,782		14,870		10,278
Total	3.56%	$1,021,956		$988,958		$771,814		$447,387		$747,811
Loans sold		$703	(4)	$649		$1,756		$29,556		$67,500
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes loans originated through the PPP of $13 million and $60 million for the three months ended June 30, 2021 and March 31, 2021, respectively.
(3)Excludes residential real estate loan pool purchases of $161.7 million, $82.2 million and $219.7 million for the three months ended March 31, 2022, December 31, 2021 and September 30, 2021, respectively.
(4)Excludes the sale of higher risk commercial loans of $12.0 million for the three months ended March 31, 2022.

DEPOSITS	At
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Type of Account
Non-interest-bearing	$2,444,833	$2,412,056	$2,467,952	$2,505,355	$2,417,935
Interest-bearing checking	4,287,745	4,201,736	4,013,565	3,628,741	3,623,132
Money market	811,588	736,090	816,691	734,320	782,459
Savings	1,624,751	1,607,933	1,620,447	1,590,441	1,568,528
Time deposits	887,316	775,001	855,442	956,429	1,110,758
Total deposits	$10,056,233	$9,732,816	$9,774,097	$9,415,286	$9,502,812

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Non-performing loans:
Commercial real estate - investor	$3,575	$3,614	$8,506	$15,211	$18,520
Commercial real estate - owner-occupied	9,632	11,904	12,524	12,100	12,345
Commercial and industrial	2,830	277	418	1,635	1,689
Residential real estate	7,047	6,114	5,505	6,137	6,422
Other consumer	3,841	3,585	3,351	3,576	3,782
Total non-performing loans	26,925	25,494	30,304	38,659	42,758
Other real estate owned	106	106	106	106	106
Total non-performing assets	$27,031	$25,600	$30,410	$38,765	$42,864
Delinquent loans 30 to 89 days	$18,691	$14,546	$7,840	$6,364	$18,421
Troubled debt restructuring (“TDR”):
Non-performing (included in total non-performing loans above)	$11,914	$11,311	$9,962	$10,120	$5,107
Performing	7,716	12,320	9,661	10,311	11,466
Total TDRs	$19,630	$23,631	$19,623	$20,431	$16,573
Allowance for loan credit losses	$50,598	$48,850	$50,153	$53,876	$59,976
Allowance for loan credit losses as a percent of total loans receivable (1)	0.56%	0.57%	0.61%	0.69%	0.76%
Allowance for loan credit losses as a percent of total non-performing loans (1)	187.92	191.61	165.50	139.36	140.27
Non-performing loans as a percent of total loans receivable	0.30	0.30	0.37	0.49	0.54
Non-performing assets as a percent of total assets	0.22	0.22	0.26	0.34	0.37
PCD loans
PCD loans	$37,032	$41,817	$41,372	$40,064	$44,421
Non-performing PCD loans	3,745	6,546	6,960	6,979	8,630
Delinquent PCD loans 30 to 89 days	2,749	1,000	1,193	1,051	1,944
TDR PCD loans	1,033	337	345	317	322
Asset quality, excluding PCD loans (2)
Non-performing loans	23,180	18,948	23,344	31,680	34,128
Non-performing assets	23,286	19,054	23,450	31,786	34,234
Delinquent loans 30 to 89 days	15,942	13,546	6,647	5,313	16,477
TDRs	18,597	23,294	19,278	20,114	16,251
Allowance for loan credit losses as a percent of total non-performing loans (1)	218.28%	257.81%	214.84%	170.06%	175.74%
Non-performing loans as a percent of total loans receivable	0.25	0.22	0.29	0.41	0.43
Non-performing assets as a percent of total assets	0.19	0.16	0.20	0.28	0.30
(1)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $16.9 million, $18.9 million, $21.3 million, $23.6 million and $25.7 million at March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, respectively.
(2)All balances and ratios below exclude PCD loans.

(continued)

NET LOAN RECOVERIES (CHARGE-OFFS)	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Net loan recoveries (charge-offs):
Loan charge-offs	$(143)	$(92)	$(163)	$(420)	$(356)
Recoveries on loans	235	111	549	196	636
Net loan recoveries (charge-offs)	$92	$19	$386	$(224)	$280
Net loan recoveries (charge-offs) to average total loans (annualized)	NM*	NM*	NM*	0.01%	NM*
Net loan recoveries (charge-offs) detail:
Commercial	$25	$(24)	$(33)	$(304)	$126
Residential real estate	94	21	280	—	(203)
Other consumer	(27)	22	139	80	357
Net loan recoveries (charge-offs)	$92	$19	$386	$(224)	$280
* Not meaningful

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	March 31,			December 31,			March 31,
	2022			2021			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$88,826	$37	0.17%	$698,652	$300	0.17%	$1,138,911	$277	0.10%
Securities (2)	1,846,452	8,478	1.86	1,710,143	6,765	1.57	1,311,683	6,689	2.07
Loans receivable, net (3)
Commercial	6,037,639	58,355	3.92	5,635,642	57,829	4.07	5,127,940	53,670	4.24
Residential real estate	2,542,655	21,339	3.36	2,430,635	20,454	3.37	2,327,838	20,069	3.45
Other consumer	257,024	2,774	4.38	273,007	3,109	4.52	326,907	4,169	5.17
Allowance for loan credit losses, net of deferred loan costs and fees	(40,457)	—	—	(41,889)	—	—	(52,887)	—	—
Loans receivable, net	8,796,861	82,468	3.79	8,297,395	81,392	3.89	7,729,798	77,908	4.09
Total interest-earning assets	10,732,139	90,983	3.43	10,706,190	88,457	3.28	10,180,392	84,874	3.38
Non-interest-earning assets	1,215,071			1,247,420			1,259,109
Total assets	$11,947,210			$11,953,610			$11,439,501
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$4,377,368	2,149	0.20%	$4,249,001	2,851	0.27%	$3,711,976	4,311	0.47%
Money market	788,063	318	0.16	790,471	282	0.14	757,634	367	0.20
Savings	1,609,415	125	0.03	1,611,522	141	0.03	1,522,603	179	0.05
Time deposits	767,709	1,449	0.77	819,025	1,736	0.84	1,221,123	3,639	1.21
Total	7,542,555	4,041	0.22	7,470,019	5,010	0.27	7,213,336	8,496	0.48
FHLB Advances	29,433	35	0.48	—	—	—	—	—	—
Securities sold under agreements to repurchase	117,623	42	0.14	132,520	50	0.15	129,444	95	0.30
Other borrowings	228,522	2,638	4.68	228,980	2,811	4.87	228,368	2,679	4.76
Total borrowings	375,578	2,715	2.93	361,500	2,861	3.14	357,812	2,774	3.14
Total interest-bearing liabilities	7,918,133	6,756	0.35	7,831,519	7,871	0.40	7,571,148	11,270	0.60
Non-interest-bearing deposits	2,401,797			2,467,588			2,212,273
Non-interest-bearing liabilities	99,441			134,527			160,500
Total liabilities	10,419,371			10,433,634			9,943,921
Stockholders’ equity	1,527,839			1,519,976			1,495,580
Total liabilities and equity	$11,947,210			$11,953,610			$11,439,501
Net interest income		$84,227			$80,586			$73,604
Net interest rate spread (4)			3.08%			2.88%			2.78%
Net interest margin (5)			3.18%			2.99%			2.93%
Total cost of deposits (including non-interest-bearing deposits)			0.16%			0.20%			0.37%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Selected Financial Condition Data:
Total assets	$12,164,945	$11,739,616	$11,829,688	$11,483,901	$11,577,472
Debt securities available-for-sale, at estimated fair value	546,470	568,255	314,620	249,330	268,511
Debt securities held-to-maturity, net of allowance for securities credit losses	1,099,514	1,139,193	1,125,382	1,146,735	1,082,326
Equity investments	93,888	101,155	101,314	90,917	50,159
Restricted equity investments, at cost	56,704	53,195	53,017	52,519	52,199
Loans receivable, net of allowance for loan credit losses	9,065,679	8,583,352	8,139,961	7,774,351	7,820,590
Deposits	10,056,233	9,732,816	9,774,097	9,415,286	9,502,812
Federal Home Loan Bank advances	75,002	—	—	—	—
Securities sold under agreements to repurchase and other borrowings	312,178	347,910	372,179	370,039	362,641
Stockholders’ equity	1,519,334	1,516,553	1,513,249	1,508,789	1,498,719

	For the Three Months Ended,
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Selected Operating Data:
Interest income	$90,983	$88,457	$85,420	$83,341	$84,874
Interest expense	6,756	7,871	8,288	9,325	11,270
Net interest income	84,227	80,586	77,132	74,016	73,604
Credit loss expense (benefit)	1,851	(1,573)	(3,179)	(6,460)	(620)
Net interest income after credit loss expense (benefit)	82,376	82,159	80,311	80,476	74,224
Other income (excluding net (loss) gain on equity investments)	11,638	10,662	10,349	11,227	12,548
Net (loss) gain on equity investments	(2,786)	(1,252)	(466)	576	8,287
Operating expenses (excluding merger related and branch consolidation expenses, net)	55,128	57,097	54,434	51,198	50,291
Branch consolidation expense, net	402	7,286	4,014	26	1,011
Merger related expenses	1,965	451	225	446	381
Income before provision for income taxes	33,733	26,735	31,521	40,609	43,376
Provision for income taxes	7,974	4,078	7,354	10,054	10,679
Net income	$25,759	$22,657	$24,167	$30,555	$32,697
Net income available to common stockholders	$24,755	$21,653	$23,163	$29,551	$31,693
Diluted earnings per share	$0.42	$0.37	$0.39	$0.49	$0.53
Net accretion/amortization of purchase accounting adjustments included in net interest income	$2,953	$3,610	$3,644	$2,835	$3,650

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Selected Financial Ratios and Other Data(1):
Performance Ratios (Annualized):
Return on average assets (2)	0.84%	0.72%	0.78%	1.03%	1.12%
Return on average tangible assets (2) (3)	0.88	0.75	0.82	1.08	1.18
Return on average stockholders’ equity (2)	6.57	5.65	6.05	7.88	8.59
Return on average tangible stockholders’ equity (2) (3)	9.94	8.59	9.20	12.07	13.22
Stockholders’ equity to total assets	12.49	12.92	12.79	13.14	12.95
Tangible stockholders’ equity to tangible assets (3)	8.60	8.89	8.78	9.01	8.83
Tangible common equity to tangible assets (3)	8.13	8.40	8.29	8.50	8.33
Net interest rate spread	3.08	2.88	2.80	2.75	2.78
Net interest margin	3.18	2.99	2.93	2.89	2.93
Operating expenses to average assets (2)	1.95	2.15	1.98	1.80	1.83
Efficiency ratio (2) (4)	61.77	72.04	67.43	60.21	54.73
Loans-to-deposits	90.60	88.60	83.71	83.06	82.84

(continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$296,818	$287,404	$274,807	$278,785	$274,172
Nest Egg AUA/M	415,478	428,558	423,563	425,921	410,497
Total AUA/M	712,296	715,962	698,370	704,706	684,669
Per Share Data:
Cash dividends per common share	$0.17	$0.17	$0.17	$0.17	$0.17
Stockholders' equity per common share at end of period	25.58	25.63	25.47	25.22	24.84
Tangible common equity per common share at end of period (3)	15.94	15.93	15.78	15.58	15.26
Common shares outstanding at end of period	59,388,983	59,175,046	59,417,266	59,834,018	60,329,504
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	38	47	58	58	62
Quarterly Average Balances
Total securities	$1,846,452	$1,710,143	$1,542,630	$1,501,484	$1,311,683
Loans receivable, net	8,796,861	8,297,395	7,864,720	7,788,919	7,729,798
Total interest-earning assets	10,732,139	10,706,190	10,461,147	10,282,888	10,180,392
Total goodwill and core deposit intangible	518,106	519,401	520,765	522,122	523,499
Total assets	11,947,210	11,953,610	11,738,037	11,539,732	11,439,501
Time deposits	767,709	819,025	904,384	1,002,086	1,221,123
Total deposits (including non-interest-bearing deposits)	9,944,352	9,937,607	9,699,033	9,507,392	9,425,609
Total borrowed funds	375,578	361,500	371,189	363,531	357,812
Total interest-bearing liabilities	7,918,133	7,831,519	7,494,099	7,408,720	7,571,148
Non-interest bearing deposits	2,401,797	2,467,588	2,576,123	2,462,203	2,212,273
Stockholders' equity	1,527,839	1,519,976	1,519,488	1,504,035	1,495,580
Tangible stockholders’ equity	1,009,733	1,000,575	998,723	981,913	972,081

Quarterly Yields
Total securities	1.86%	1.57%	1.57%	1.62%	2.07%
Loans receivable, net	3.79	3.89	3.98	3.97	4.09
Total interest-earning assets	3.43	3.28	3.24	3.25	3.38
Time deposits	0.77	0.84	0.94	1.03	1.21
Total cost of deposits (including non-interest-bearing deposits)	0.16	0.20	0.22	0.27	0.37
Total borrowed funds	2.93	3.14	3.11	3.31	3.14
Total interest-bearing liabilities	0.35	0.40	0.44	0.50	0.60
Net interest spread	3.08	2.88	2.80	2.75	2.78
Net interest margin	3.18	2.99	2.93	2.89	2.93
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity excludes goodwill, core deposit intangible and preferred equity. Refer to “Non-GAAP Reconciliation.”
(4)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Core Earnings:
Net income available to common stockholders (GAAP)	$24,755	$21,653	$23,163	$29,551	$31,693
Add (less) non-recurring and non-core items:
Merger related expenses	1,965	451	225	446	381
Branch consolidation expense, net (1)	402	7,286	4,014	26	1,011
Net loss (gain) on equity investments	2,786	1,252	466	(576)	(8,287)
Income tax (benefit) expense on items	(1,141)	(2,144)	(1,138)	26	1,666
Core earnings (Non-GAAP)	$28,767	$28,498	$26,730	$29,473	$26,464
Income tax expense	7,974	4,078	7,354	10,054	10,679
Credit loss provision (benefit)	1,851	(1,573)	(3,179)	(6,460)	(620)
Income tax (benefit) expense on non-core items	(1,141)	(2,144)	(1,138)	26	1,666
Core earnings PTPP (Non-GAAP)	$39,733	$33,147	$32,043	$33,041	$34,857
Core earnings diluted earnings per share	$0.49	$0.48	$0.45	$0.49	$0.44
Core earnings PTPP diluted earnings per share	$0.67	$0.56	$0.54	$0.55	$0.58

Core Ratios (Annualized):
Return on average assets	0.98%	0.95%	0.90%	1.02%	0.94%
Return on average tangible stockholders’ equity	11.55	11.30	10.62	12.04	11.04
Efficiency ratio	57.51	62.57	62.22	60.06	58.37
(1) Includes $2.0 million of gains related to the sale of two branches for the three months ended December 31, 2021.

(continued)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Tangible Equity:
Total stockholders' equity	$1,519,334	$1,516,553	$1,513,249	$1,508,789	$1,498,719
Less:
Goodwill	500,319	500,319	500,319	500,319	500,319
Core deposit intangible	17,005	18,215	19,558	20,912	22,273
Tangible stockholders' equity	1,002,010	998,019	993,372	987,558	976,127
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$946,483	$942,492	$937,845	$932,031	$920,600

Tangible Assets:
Total assets	$12,164,945	$11,739,616	$11,829,688	$11,483,901	$11,577,472
Less:
Goodwill	500,319	500,319	500,319	500,319	500,319
Core deposit intangible	17,005	18,215	19,558	20,912	22,273
Tangible assets	$11,647,621	$11,221,082	$11,309,811	$10,962,670	$11,054,880

Tangible stockholders' equity to tangible assets	8.60%	8.89%	8.78%	9.01%	8.83%
Tangible common equity to tangible assets	8.13%	8.40%	8.29%	8.50%	8.33%